Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT (the “First Amendment”) is entered into as of March 27, 2015, by and between Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”), White City Partners LLC (“WC Seller”) and White City East Partners LLC (“WCE Seller”), and (“individually collectively hereinafter referred to as Seller”).

RECITALS:

A. Seller and Purchaser executed and delivered that certain agreement dated March 6, 2015 (the “Agreement”) pertaining to the sale and purchase of that certain Shopping Center commonly known as White City Shopping Center (the “Property”). All capitalized terms not defined herein shall have the meanings respectively ascribed to them in the Agreement.

B. Seller is the owner of the Property. Each Seller will convey the Property into a new limited liability company to be named IRETI Shrewsbury White City, L.L.C., a Delaware limited liability company (“New LLC”) in exchange for membership interests in New LLC. The initial members of New LLC will be each Seller (“New Members”). New Members will own the entire membership interest (“Membership Interests”) in New LLC.

C. Pursuant to this First Amendment, Seller and Purchaser agree to convert the sale of the Property to a sale of the Membership Interests.

D. Seller and Purchaser have agreed to negotiate in good faith and come to agreement upon the terms of representations and warranties in regard to the Membership Interests and to document such agreement by an amendment to the Agreement.

E. Seller and Purchaser desire to memorialize their agreement to a reduction in the Purchase Price and certain other matters as set forth herein.

AGREEMENTS:

In consideration of the terms of the Agreement and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                     Seller hereby grants Purchaser a credit against the Purchase Price in the sum of Two Hundred and Fifty Thousand ($250,000.00) Dollars.

2.                      Purchaser hereby irrevocably waives its right to terminate the Agreement in accordance with the provisions of Section 4(c) of the Agreement; the provisions of Section 4(d) are now applicable.

3.                      Exhibit B-2 is hereby added to the Agreement, in the form of Exhibit B-2 hereto. If and to the extent that any portion of the Tenant inducements for Red Wing or Iandoli Austin II, Inc. have not been paid to the respective Tenant prior to the Closing, Purchaser shall receive a credit against the Purchase Price in such amounts.

4.              Exhibits C-1 and C-2 to the Agreement are hereby replaced by Exhibits C-1 and C-2, respectively, attached hereto.

5.	Exhibit L to the Agreement is hereby replaced by Exhibit L attached hereto.

6.	The Agreement is hereby modified by adding all of the following thereto:

(a)           In respect to the Membership Interests, Seller hereby makes the following described AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES to Purchaser, and agree to re-certify same to Purchaser at Closing:

(i)             Membership Interests. New Members (A) own the entirety of the Membership Interests in and to New LLC; and (B) the Membership Interests are not now nor have they been, pledged or encumbered in any way whatsoever; and (C) the Membership Interests have not been sold or conveyed to any party prior to the date of the Agreement, nor shall the Membership Interests be sold or conveyed by any member thereto except in compliance with the terms hereof.

(ii)           Entity-Level Searches. With coordination by the Title Company and Purchaser, Seller and New Member shall reasonably comply in regard to entity searches of New Members (collectively, the “Entity-Level Searches”). The Entity-Level Searches shall be performed by Purchaser, and Purchaser shall pay the cost of said Entity-Level Searches.

(iii)         Financial Statements; Financial Obligations. Seller shall cause New LLC to deliver to Purchaser a financial statement of New LLC which shall (a) be prepared on a modified cash basis consistently applied with depreciable assets being recorded, and (b) present fairly the financial position of New LLC, and (c) disclose all liabilities, as of its date, and the results of its operations or confirm there have been no operations or liabilities, as the case may be. Other than the financing encumbering the Property as of the date hereof, which shall be fully paid off at the closing of the sale of the Membership Interests to Purchaser (“Closing”), and other than trade payables incurred in the ordinary course of business and no more than thirty (30) days past due, neither Seller nor New LLC has incurred any indebtedness for borrowed money that is currently outstanding, New LLC has not hypothecated, pledged or encumbered the Membership Interests, and New LLC has not furnished any guaranties or is a party to any swap, interest rate cap, or similar agreement in regard to the Property which will not be satisfied in full at the Closing. Seller will pay all breakage fees on any existing swaps at closing to deliver the property free and clear of the existing mortgage and swaps.

(iv)          Formation Documents. Within five (5) business days after the full execution of this First Amendment, Purchaser shall deliver to Seller true, correct and complete copies of the proposed formation documents of New LLC for its approval, not to be unreasonably withheld. Purchaser shall cause New LLC to be filed in Delaware no earlier than the day preceding the Closing.

(v)                 State Fees and Taxes. All franchise taxes and other amounts applicable by New LLC have been or will be paid through the date of Closing,

(vi)                Taxes. New LLC shall have duly and timely paid all unemployment or other taxes due and payable at or prior to the date of Closing with respect to the Membership Interests. Seller has been, since its formation, either a disregarded entity or a pass-through entity for federal income tax purposes. None of New LLC, New Member, Seller or the existing members of Seller have any unpaid tax liabilities that could result in a lien attaching to the Membership Interests.

(vii)              Pending Litigation. None of New LLC or the Membership Interests, Seller or the existing members of Seller are subject to any pending or to Seller's knowledge threatened material litigation except for contractor's claims or liens for work performed by or at the request of Seller, all of which have been disclosed to Purchaser and have been insured over by the Title Company or will be so insured prior to Closing.

(viii)            Ownership of the Membership Interests and Seller. New Member controls and owns all right, title and interest (record and·beneficial) in and to the Membership Interests, free and clear of any liens, claims or adverse interests except to its or Seller's lender which will be released at Closing. The transfer and delivery to Purchaser of the Membership Interests hereunder will transfer to Purchaser legal and valid title to all of the Membership Interests, free and clear of any liens or claims or adverse interests to such Membership Interests. No person (other than Purchaser) has any agreement or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement or option, to acquire the Membership Interests.

(ix)                 Existence and Authority. Seller are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to do business and are in good standing in the State of Massachusetts. Seller has all necessary power and authority to own or lease all of its assets and to carry on its business as it is now being conducted, and to incur the obligations provided for pursuant to the agreements to which it is a party and to perform the terms thereof.

(x)                   Subsidiaries; Business. Seller has (A) no subsidiaries (other than the New LLC), and (B) not conducted any business other than such business or activity as is necessary or appropriate with respect to the acquisition, construction, ownership, leasing, management, maintenance and operation of the Property.

(xi)                Consents and Approvals. All authorizations, permits, approvals and consents by, and filings, notices, certifications and registrations with, any and all third parties necessary in connection with the due execution, delivery, and performance by Seller pursuant to any formation documents of its obligations and the exercise of its respective rights under the Agreement required to be obtained or made by Seller have been duly obtained or made in final and non-appealable form and are in full force and effect.

(xii)              Employees and Employee Benefits. New LLC (A) does not now have, and since the date of its formation have never had, any employees, employment contracts or employee benefit plans or other funds, programs, arrangements, obligations or liabilities in respect of or relating to employees, and (B) does not now have any liability or obligation of any kind or nature to or in respect of any employees, employment contracts or employee benefit plans or other funds, programs, arrangements in respect of or relating to employees, including, without limitation, any liability for severance, termination or other similar benefits.

(xiii)	Intentionally Omitted.

(xiv)            Labor Matters. (A) Neither New LLC nor Seller is a party to any collective bargaining agreement; and (B) there are no strikes, lockouts or work stoppages, slowdowns or jurisdictional disputes or organizing activities occurring or threatened against Seller or New LLC.

(xv)              Powers of Attorney. Neither New LLC nor Seller has granted any powers of attorney.

(xvi)             Additional Matters. From and after the date of organization of New LLC New LLC has not:

(1)	engaged in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and activities directly incidental thereto;

(2)	acquired or owned any material assets other than (A) the Property, and (B) such directly incidental personal property as may be necessary for the operation of the Property;

(3)	merged into or consolidated with any person or dissolved, terminated or liquidated in whole or in part, transferred or otherwise disposed of all or substantially all of its assets or changed its legal structure (other than transfers of ownership interests in Seller);

(4)	failed to observe its preserve its existence as an entity (i) duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and (ii) qualified to do business in the State of Massachusetts;

(5)	incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), except for trade payables in the ordinary course of its business of owning and operating the

Property and except for the Loans secured by the Property, which shall be satisfied at Closing;

(6)	become insolvent and failed to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) as the same shall become due;

(7)	guaranteed or become obligated for the debts of any other person or entity or held itself out to be responsible for the debts of another person or entity;·

(8)	made any loans or advances to any third party, including without limitation any member, principal or affiliate of Seller, or any member, general partner, principal or affiliate thereof;

(9)	failed to file its own tax returns if and as required by applicable law; or

(10)	pledged its assets for the benefit of any other person or entity, other than in connection with the mortgage financing encumbering the Property as of the date hereof.

The Membership Interests shall be assigned to Purchaser in the form of the Assignment and Assumption of Limited Liability Company Membership Interests attached hereto as Exhibit A, and made a part hereof.

Seller's representations and warranties in this First Amendment shall be subject to all of the same terms, conditions and limitations of liability of Seller with respect to a breach of a representation and warranty of Seller under the Agreement, as set forth in Section 6(d) of the Agreement of Sale, and the $2,000,000 limitation on liability set forth therein shall constitute an aggregate limitation of liability which shall apply to all breaches of the representations and warranties by Seller under Section 6(d) of the Agreement, a breach of the foregoing representations and warranties, a breach of any certification made in a Seller estoppel certificate delivered pursuant to Section 8(b)(i)(K) of the Agreement and the covenants by Seller in any instrument or agreement delivered at the Closing. The foregoing representations and warranties shall be deemed added to and included within the representations and warranties of Seller set forth in Section 6(a) of the Agreement for purposes of inclusion within the Indemnity to be executed and delivered by Acadia Strategic Opportunity Fund III LLC at the Closing.

(b)           Seller hereby agrees that the truthfulness, in all material respects, of each of the foregoing representations and warranties, as of the date of this First Amendment and as of the date of Closing, is a condition precedent to the performance by Purchaser of its obligations under the Agreement, subject, however, to the terms and conditions of Section 6(c) of the Agreement, which shall be applicable to such representations and warranties.

7.                     Upon the breach of any of the representations and warranties contained in Paragraph 1 of this First Amendment which is discovered by Purchaser prior to Closing, Purchaser shall have all rights and remedies as are set forth in the Agreement, subject, however, to the terms and conditions of Section 6(c) of the Agreement.

8.                     In Section 8(a) of the Agreement, the phrase “ten (10) days after the expiration of the Due Diligence Period” is hereby deleted and replaced by “April 7, 2015”.

9.                     This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

10.          Except as amended herein, the Agreement is hereby ratified and shall remain in full force and effect.

[Signature Page Follows]

The Purchaser and Seller have each caused this First Amendment to be executed by its duly authorized persons all as of the day and year first above written.

PURCHASER:

Inland Real Estate Acquisitions, Inc.,

An Illinois corporation

By:	/s/ George Joseph Cosenza
Name:	George Joseph Cosenza
Its:	President

SELLER:

White City Partners LLC,

a Delaware limited liability company

By:	/s/ Paul Brandes
Name:	Paul Brandes
Its:	President

SELLER:

White City East Partners LLC,

a Delaware limited liability company

By:	/s/ Paul Brandes
Name:	Paul Brandes
Its:	President

Exhibit A

ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY INTERESTS ("Assignment") is entered into effective as of _____ 2015 (the "Effective Date"), by and between White City Partners LLC and White City East Partners LLC (each, and collectively, "Assignor") and Inland Real Estate Income Trust, Inc., a Maryland corporation ("Assignee"). This Assignment is made with reference to the following facts and circumstances:

R E C I T A L S:

A.            Assignor owns all of the issued and outstanding limited liability company membership interests (the “Membership Interests”) in IREIT Shrewsbury White City, L.L.C., a Delaware limited liability company ("LLC").

B.            Assignor and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”), have entered into that certain Purchase and Sale Agreement, dated as of March 6, 2015, as amended (the “Agreement”). Capitalized terms used and not defined in this Assignment shall have the meanings given such terms in the Agreement.

C.            By Assignment of Agreement dated as of __________ ______, 2015, Purchaser assigned all of its rights under the Agreement to Assignee.

D.           In accordance with the Agreement, Assignor desires to unconditionally assign, transfer, convey and deliver to Assignee all of Assignor's right, title and interest in, to and of the Membership Interests.

E.	Assignee desires to accept the assignment described in Recital D. above.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual covenants, agreements, representations, and warranties contained in this Assignment, the parties agree as follows:

A G R E E M E N T :

1.	Assignment and Assumption of Membership Interests

(a)            Assignor hereby represents to Assignee that the list of operating agreements, resolutions and other documents attached hereto as Exhibit A and made a part hereof, are all of the documents related to the Membership Interests being conveyed by this Assignment, and that Assignor has, pursuant to the terms of the Agreement, provided Assignee originals and/or true and correct copies of each.

(b)         Pursuant to the Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby absolutely and unconditionally assigns, transfers, conveys and delivers all of Assignor's right, title and interest in and to the Membership Interests to Assignee. Assignee hereby accepts the foregoing assignment of such Membership Interests and hereby assumes and agrees to be bound by all of the duties, obligations and liabilities of Assignor with respect to such Membership Interests that arise out of or relate to events occurring on or after the Effective Date (the “Post Effective Date Obligations”).

2.	Admission and Withdrawal: Tax Termination

(a)           By reason of the assignment effected pursuant to Paragraph 1 above, (i) as of the Effective Date, Assignee is hereby admitted as the sole member of LLC, and upon such admission, Assignee shall be the manager of LLC in accordance with the terms of the operating agreement of LLC; (ii) Assignee hereby agrees, from and after the Effective Date, to be bound by the terms of the operating agreement of LLC, and Assignee hereby ratifies and affirms such agreement; (iii) Assignee is hereby entitled to exercise all rights, powers and privileges and is hereby obligated to perform all of the Post Effective Date Obligations which may hereinafter exist with respect to the Membership Interests; (iv) Assignor hereby fully and completely withdraws as the member of LLC; and (v) Assignor shall not have any further rights, powers, privileges, duties, obligations and/or liabilities with respect to the Membership Interests, except as may be specifically set forth in the Agreement.

(b)           Assignee will cause the books of LLC to be closed as of the Effective Date so that all actual operations through and including the Effective Date shall be allocated to the Assignor in accordance with the terms of the operating agreement of LLC. As a result of such closing of said books, Assignor shall, if required, be responsible for filing the final federal income tax return for LLC for periods up to the Effective Date, the results of which shall be allocated to the Assignor prior to Closing. Subject to the terms of the Agreement (e.g., in regard to prorations), all cash held in the accounts of LLC as of the Effective Date shall belong and be distributed to Assignor in accordance with the terms of the operating agreement of LLC.

(c)           Assignor and Assignee acknowledge that as of the Effective Date, LLC is a disregarded entity for federal income tax purposes and, therefore, for federal income tax purposes, the assignment of the Membership Interests shall be treated as an assignment by Assignor to Assignee of all of the assets of LLC and an assumption by Assignee of the liabilities of LLC.

3.	Assignor's Indemnity

(a)            For any matter identified as a Liability (as hereinafter defined) during the period commencing on the Effective Date and terminating twelve (12) months thereafter (the “Indemnity Term”), Assignor, (“Indemnitor”) hereby covenants and agrees to indemnify, defend and hold harmless the Assignee Indemnified Parties (as hereinafter defined) from and against any Damages (as hereinafter defined) any of the Assignee Indemnified Parties shall suffer caused proximately by any liability of Assignor that is a Liability.

(b)           Assignee shall be responsible for preparation of the income tax returns for LLC for the period beginning on the Effective Date and continuing thereafter. Assignee hereby covenants and agrees to indemnify and hold harmless the Assignor Indemnified Parties (as hereinafter defined) from and against any Damages (e.g., income tax deficiencies, penalties, interest and additions to tax) any of the Assignor Indemnified Parties shall suffer caused proximately as a result of any Assumed Liabilities and/or the improper (under applicable law) reporting of transactions in the income tax returns for LLC that Assignee will cause to be prepared for all periods following the Effective Date.

(d)	Definitions
(i)	“Assignee's Representatives” means Purchaser, Assignee and ______.

(ii) “Assumed Liability” means: (x:) all liabilities and obligations of or relating to LLC and the Membership Interests which are incurred by reason of events or transactions occurring on or subsequent to the Effective Date; (y) all obligations and liabilities of LLC (assumed by Buyer pursuant to the Agreement) under the agreements, contracts, leases, licenses, and other arrangements disclosed to any of Assignee's Representatives prior to the Effective Date or that any of Assignee's Representatives had knowledge of on or prior to the Effective Date; or (z) all liabilities and obligations of LLC that are pro rated or are otherwise continuing pursuant to the provisions of the Agreement.

(iii) “Damages” means all judgments, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes (related to the period prior to the Effective Date), liens, losses, expenses, and fees, including without limitation court costs and reasonable attorneys' fees and expenses.

(iv)         “Assignee Indemnified Parties” means Assignee and Assignee's nominees and their respective affiliates, lenders, members, officers, directors, employees, agents, successors and assigns.

(v)           “Assignor Indemnified Parties” means Assignor and Assignor's nominees and their respective affiliates, lenders, members, officers, directors, employees, agents, successors and assigns.

(vi)         “Liability” means all liabilities and obligations relating to (i) the untruthfulness of any of Seller's or New Member's representations and warranties described by Paragraph 1 of the First Amendment, or (iii) the Membership Interests, that: (w) are incurred by reason of events or transactions occurring prior to the Effective Date and are not Assumed Liabilities; or (y) arose as the result of the negligent or wrongful acts or omissions of LLC, Assignor or any Member (or any of their respective officers, directors, agents or employees) in connection with the sale of the Membership Interests.

(e)	Notwithstanding anything to the contrary contained in this Section 3 (in particular, the twelve (12) month period referenced in Section 3(a)), Assignor's liabilities shall be subject to all of the same terms, conditions and limitations of liability of Seller with respect to a breach of a representation and warranty of

Seller under the Agreement, as set forth in Section 6(d) of the Agreement of Sale, and the $2,000,000 limitation on liability set forth therein shall constitute an aggregate limitation of liability which shall apply to all Liabilities and Damages. The foregoing indemnity obligations shall be deemed added to and included within the Indemnity to be executed and delivered by Acadia Strategic Opportunity Fund III LLC at the Closing.

5. Miscellaneous.

(a)                   Further Acts. Each party hereto agrees to perform any and all further acts, and/or to execute and deliver any further agreements, documents and/or instruments, as may be reasonably necessary or desirable, to implement and/or accomplish the provisions of this Assignment.

(b)                  Counterparts. This Assignment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)                  Attorneys' Fees. In any action or proceeding to enforce this Assignment, upon final judgment the court shall award, to the prevailing party, fees and other expenses incurred by that party in connection with that proceeding (including reasonable attorney's fees and court costs), unless the court finds that the position of the non-prevailing party or parties was substantially justified or that special circumstances make an award unjust.

(d)                  Severability. Every provision of this Assignment is intended to be severable. If any provision of this Assignment is determined by any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the parties agree that such provision shall be modified to the extent legally possible so that the intent of this Assignment may be legally carried out.

(e)                   Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

[Signatures on following page]

IN WITNESS WHEREOF Assignor and Assignee have executed this Assignment as of the day first written above.

“Assignor”

White City Partners LLC

By:     ______________________

          Paul S. Brandes, President

White City East Partners LLC

By:     ______________________

          Paul S. Brandes, President

“Assignee”

Inland Real Estate Income Trust, Inc.,

a Maryland corporation

By:       ____________________

Name:  ____________________

Its:       ____________________

EXHIBIT L

INDEMNITY

Acadia Strategic Opportunity Fund III LLC

c/o Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

_______________ _____, 2015

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Re:	Indemnity re Breach of Certain Provisions of the Agreement of Purchase and Sale (the “Agreement”) dated March 6, 2015 made by and between White City Partners LLC and White City East Partners LLC (collectively, “Seller”), and Inland Real Estate Acquisitions, Inc. (together with its nominee acquiring title to the Property, "Purchaser")

Ladies and Gentlemen:

Reference is hereby made to the Agreement. Pursuant to the Agreement, Seller is concurrently conveying the Property (as defined in the Agreement) to Purchaser.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Acadia Strategic Opportunity Fund III LLC ("Acadia") agrees to hold harmless, indemnify and defend Purchaser from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) ("Liabilities") incurred by Purchaser and resulting from (a) a breach of Seller's representations and warranties set forth in Section 6(a) of the Agreement, and (b) Seller's failure to comply with the terms of Section 17(a) or I 7(b) of the Agreement, and (c) a breach of any certification in a Seller estoppel certificate delivered in accordance with Section 8(b)(i)(K) of the Agreement. The foregoing covenant shall be subject to all of the terms, conditions, restrictions and limitations of liability as are set forth in Sections 6(d) and 8(b)(i)(K) of the Agreement. Acadia also hereby agrees to guaranty payment to Purchaser of any damages payable by Seller under Section 9(b) of the Agreement.

[signature page follows]

Very truly yours,

Acadia Strategic Opportunity Fund III LLC

By:     ____________________________

Name:

Title: